Exhibit 10.3
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made and entered into effective as of [               ], 2006 (the “Effective Date”), by and among Florida Choice Bank, a Florida banking corporation (“Employer”); and Robert L. Porter, a resident of the State of Florida (“Executive”).
Recitals
     WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 27, 2005, between Alabama National BanCorporation, a Delaware corporation (“ANB”) and Employer’s parent holding company, Employer has become a wholly-owned subsidiary of ANB; and
     WHEREAS, Executive has served as a valuable member of Employer’s management team for a number of years, and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement.
Agreement
     NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Employment. Employer agrees to employ Executive and Executive agrees to be employed by Employer, subject to the terms and provisions of this Agreement. The period of Executive’s employment by Employer under the terms of this Agreement will be coterminous with the Agreement Term (as defined below), unless such employment terminates earlier in accordance with the provisions of Section 9 hereof.
     2. Agreement Term. The term of this Agreement (the “Agreement Term”) shall be for a period of 5 years, commencing on the Effective Date. Any termination of Executive’s employment prior to the expiration of the Agreement Term shall be independent from, and shall not serve to terminate or shorten, the Agreement Term.
     3. Duties; Extent of Services. Executive shall perform for Employer all duties incident to the position of Chief Operations Officer, under the direction of the board of directors of Employer or its designee(s). In addition, Executive shall engage in such other services for Employer or its affiliated banks and companies as Employer from time to time shall direct. The precise services of Executive and the title of Executive’s position may be extended, curtailed or modified from time to time without breaching or affecting the enforceability of the terms of this Agreement, so long as the duties and title assigned remain consistent with that of a senior level executive of the Employer. Executive shall use his best efforts in, and devote his entire time, attention and energy, to the business of the Employer.

     4. Compensation. The Compensation due to Executive shall be as follows and, except as otherwise provided herein, shall be due from the Effective Date until the termination of Executive’s employment:
     (a) Base Salary. Executive’s total annual base salary shall be not less than $185,000, payable with the same frequency as the salaries of other employees of Employer.
     (b) Annual Bonus Opportunity. Executive shall be eligible to receive an annual bonus, the amount of which, if any, will be determined by Employer’s board of directors or its designee after an annual review of the performance of the Executive and Employer for the prior calendar year.
     (c) Benefits. Executive shall be entitled to vacation days, paid holidays and sick days, and to participate in Employer’s health and retirement plans, as provided in Employer’s Personnel Policy, as such may be amended from time to time.
     (d) Equity Incentives. Executive shall be eligible to receive awards under any stock option, stock purchase or equity-based incentive compensation plan or arrangement adopted by Employer or ANB from time to time for which senior executives of ANB’s other bank subsidiaries are eligible to participate. Executive’s participation in, and awards under, such plans and arrangements, if any, will be determined from time to time by ANB’s board of directors or its designee, as the case may be.
     (e) Automobile Allowance. Executive shall be entitled to an $800 monthly minimum automobile allowance or, at Employer’s option, to the use of an automobile owned by Employer.
     (f) Club Dues. Employer will pay or reimburse the regular monthly dues for Executive’s memberships in Alaqua Golf and Country Club.
     5. Compliance With Rules and Policies. Executive shall comply with all of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the board of directors of Employer or its designee(s).
     6. Representation of Executive. Executive represents to Employer that he is not subject to any rule, regulation or agreement, including without limitation, any non-compete agreement, that purports to, or which reasonably could be expected to, limit, restrict or interfere with Executive’s ability to engage in the activities provided for in this Agreement.
     7. Disclosure of Information. Executive acknowledges that any documents and information, whether written or not, that come or have come into Executive’s possession or knowledge during Executive’s course of employment with Employer, including without limitation information about customers and potential customers and the business methods, sales, services, techniques, financial and business conditions, goals and operations of Employer, ANB or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, “Confidential Information”), are valuable, special and unique assets of Employer’s business. Executive will not, during or after the Agreement Term: (a) disclose any Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (b) use any Confidential Information for any reason other than to further the business of Employer. Executive agrees to return any written Confidential Information (including without limitation all Confidential Information stored in electronic format), and all copies thereof, immediately upon the termination of Executive’s employment for any reason (whether hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Executive from disclosing any Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any Confidential Information has been disclosed or is threatened to be disclosed.
     8. Competition.
     (a) During the Agreement Term (including any unexpired portion of the Agreement Term that remains following the termination of Executive’s employment for any reason, whether voluntary or involuntary), Executive shall not, individually or as an employee, agent, consultant, lender, officer, director or shareholder of or otherwise through any corporation or other business organization (whether in existence or in formation), directly or indirectly, other than on behalf of Employer: (i) carry on or engage in the business of banking or any similar business anywhere in the Florida counties of Lake, Marion, Orange, Seminole, Osceola and/or Sumter (collectively, the “Territory”); (ii) perform any services for any bank or bank holding company (whether in existence or in formation) that has a branch or office anywhere in, or conducts any banking or similar business anywhere in the Territory; (iii) during the period of his employment, solicit or do banking or similar business with any person or entity who or that is or has been an existing or prospective customer of Employer; (iv) following the termination of employment, solicit or do banking or similar business with any person or entity who or that was an existing or prospective customer of Employer at any time during the 24-month period immediately prior to the termination of Executive’s employment; (v) solicit or do banking or similar business with any existing or prospective customer of ANB or any of its other bank subsidiaries if Executive learned about such customer, or had any contact with such customer, while an employee of Employer; or (vi) solicit any director, officer or employee of Employer or ANB or any of their subsidiaries or affiliates to leave his or her position or employment with Employer or ANB or any of their subsidiaries or affiliates for any reason, or hire any such director, officer or employee, without the prior written consent of Employer; provided, however, notwithstanding anything to the contrary herein, under no circumstances will the restrictive covenants contained in this Section 8(a) survive longer than thirty-six (36) months after the date of the termination of Executive’s employment (the “Limitations Period”).
     (b) Executive represents that his experience and capabilities, together with the compensation paid by Employer and payable under this Agreement, are such that the provisions of this Section 8 will not impose an undue hardship on Executive or prevent him from earning a livelihood.
     (c) If Executive violates the provisions of Section 8(a) above, the period during which the covenants set forth therein shall apply shall be extended 1 day for each day in which a violation of such covenants occurs. The purpose of this provision is to prevent Executive from profiting from his own wrong if he violates such covenants.
     (d) In the event of any conduct or threatened conduct by Executive violating any provision of this Section 8, Employer shall be entitled, in addition to other available remedies, to injunctive relief and/or specific performance of such provision.
     (e) Executive acknowledges that (i) Executive has occupied, and will continue to occupy, a position of trust and confidence with Employer prior to the date hereof and has and will become familiar with Confidential Information, including without limitation trade secrets, as that term is defined in Section 688.002(4) of the Florida Code; (ii) ANB has required that Executive make the covenants set forth in Sections 7 and 8 of this Agreement as a material condition to Employer’s employment of Executive and ANB’s acquisition of the capital stock of Employer’s parent holding company, including the capital stock owned by Executive; (iii) the provisions of Sections 7 and 8 of this Agreement are reasonable in geographic scope, duration, and scope and are necessary to protect and preserve Employer’s legitimate business interests, including, without limitation, its trade secrets, valuable confidential business information, relationships with specific prospective and existing customers, customer goodwill, and specialized training provided to Executive; and (iv) Employer would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7 or 8 of this Agreement.
     9. Termination of Employment Prior to Expiration of Agreement Term.
     (a) Employer may terminate Executive’s employment prior to the expiration of the Agreement Term “For Cause.” In such event, all rights and obligations specified in Section 8(a) shall survive any such termination until the expiration of the earlier of the Agreement Term or the Limitations Period, and Executive shall not be entitled to any further compensation or benefits from Employer under this Agreement or otherwise. “For Cause” means (i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act or omission on the part of Executive which constitutes fraud, malfeasance of duty or conduct inappropriate to Executive’s office and is reasonably likely to lead to material injury to Bank, ANB or a successor or affiliate of Bank or ANB; (iii) indictment or conviction of a felony; (iv) the suspension or removal of Executive by federal or state banking regulatory authorities; or (v) a breach by Executive of any of the material terms of this Agreement. In addition, the services of Executive and the obligations of Employer under this Agreement may be terminated For Cause by Employer due to the death or total disability of Executive. For purposes of this Section 9, the term “total disability” means Executive’s inability, as a result of illness or injury, to perform the normal duties of his employment for a period of one hundred eighty (180) consecutive days.
     (b) Employer may terminate Executive’s employment at any time prior to the expiration of the Agreement Term for any reason other than “For Cause”; provided, however, if Employer terminates Executive other than For Cause, or if Executive terminates his employment for “Good Reason” (as defined below): (i) Executive shall continue to receive the amount of his then current base salary until the expiration of the Agreement Term (to be paid with the same frequency as Executive’s salary was paid prior to termination) as if Executive’s employment had continued during such period; (ii) if Executive continues to participate in Employer’s group medical plan by electing COBRA continuation coverage, then Employer, until the expiration of the Agreement Term, will pay the premiums of any such COBRA coverage (on a taxable basis to Executive); provided, however, that Employer’s responsibility to make such COBRA payments will immediately cease if Executive becomes eligible for any health benefits pursuant to the Medicare program or a subsequent employer’s plan, or as otherwise permitted or required under COBRA regulations; and (iii) all rights and obligations specified in Section 8(a) shall survive such termination until the later of (A) the expiration of the Agreement Term, or (B) the first (1st) anniversary of the date of such termination, but in no event longer than the Limitations Period; provided, however, that the rights and obligations in Section 8(a) shall only extend past the expiration of the Agreement Term for so long as Employer continues to make the payments provided for in sub-section (i) above and complies with its COBRA obligations in sub-section (ii) above. Other than the payments and benefits provided for in this Section 9(b), Executive acknowledges that he shall not be entitled to any other payments, benefits or damages from Employer under this Agreement or otherwise in connection with a termination of Executive by Employer other than For Cause or a termination by Executive for Good Reason, and Executive hereby waives all rights and claims with respect thereto. “Good Reason” means a material breach of this Agreement by Employer, after Executive has provided written notice of such breach to Employer within 30 days, and Employer has been afforded at least 30 days to remedy such breach from the date such notice is received by Employer.
     (c) If Executive resigns or terminates his employment hereunder for any reason (other than Good Reason) prior to the expiration of the Agreement Term, (i) he must provide at least 30 days prior written notice of such resignation or termination, (ii) all rights and obligations specified in Section 8(a) shall survive any such termination until the later of (A) the expiration of the Agreement Term, or (B) the first (1st) anniversary of the date of such termination, but in no event longer than the Limitations Period; provided, however, that the rights and obligations in Section 8(a) shall only extend past the expiration of the Agreement Term for so long as Employer makes the payments provided for in sub-sections (b)(i) and (b)(ii) above after the expiration of the Agreement Term, (iii) Executive shall not be entitled to any further compensation or benefits from Employer under this Agreement or otherwise (except for any period beyond the Agreement Term as described in subsection (ii) hereof), and (iv) Employer shall be entitled to all remedies available under this Agreement and applicable law. Upon receipt of any such notice of termination, Employer may elect, at its sole option, to have Executive’s resignation or termination effective immediately. Notwithstanding the foregoing, if after the occurrence of a Change in Control (as defined below), (A) Executive is assigned duties materially inconsistent with Executive’s authorities, duties and responsibilities as in effect immediately prior to such Change in Control, and (B) Executive thereafter voluntarily terminates his employment hereunder, the rights and obligations specified in Section 8(a) shall terminate and shall not survive any such termination of employment. “Change in Control” means (1) any transaction, whether by merger, consolidation, tender offer or otherwise, which results in the acquisition of beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of common stock of ANB; or (2) the sale of all or substantially all of the assets of ANB.

     (d) Upon the natural expiration of Executive’s employment pursuant to the expiration of the Agreement Term, (i) Executive shall not be entitled to any further compensation or benefits from Employer under this Agreement or otherwise, and (ii) the rights and obligations of Section 8(a) shall only survive if Employer, at its sole option and election, continues to make the payments provided for in sub-section 9(b)(i) above and provides the COBRA coverage described in sub-section 9(b)(ii) above; provided, however, that the rights and obligations of Section 8(a) shall not extend past the first (1st) anniversary of the expiration of the Agreement Term.
     10. Notice. For the purposes of this Agreement, notices and demands shall be deemed given when mailed by United States mail, addressed in the case of Employer to Florida Choice Bank, 18055 U.S. Highway 441, Mount Dora, Florida 32757, Attention: Chairman of the Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of Executive, to his last known address of record contained in Employer’s personnel files.
     11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by Title 9 of the U.S. Code and the laws of the State of Florida without regard to principles of conflicts of laws.
     12. Validity. Should any court of competent jurisdiction, arbitrator or other judicial body decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and the parties agree that the scope of this Agreement is intended to extend to Employer the maximum protection permitted by law. The parties expressly deem the scope, length of time and the size of the Territory provided for in Sections 7 and 8 of this Agreement to be reasonable. If, however, any judicial body or arbitrator decides, holds, adjudges or decrees that the scope, length of time and/or the size of the Territory provided for in Section 7 and/or 8 of this Agreement is/are unreasonable, then it is the express intent of the parties that such court determine the scope, length of time and/or size of the territory that is/are reasonable and that such court enforce the terms of this Agreement in accordance with such determination.
     13. Arbitration.
     (a) Except as otherwise provided herein, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orlando, Florida, in accordance with the rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notwithstanding the foregoing, Employer shall have the right to seek enforcement by preliminary injunction, specific performance or other equitable relief of the provisions of Section 7 and/or 8 hereof and Executive shall have the right to enforce any right to compensation due to him under this

Agreement in any state or federal court of competent jurisdiction without regard to whether any such claim has been or can be referred to arbitration.
     (b) The parties hereto (i) acknowledge that they have read and understood the provisions of this Section regarding arbitration and (ii) that performance of this Agreement will be interstate commerce as that term is used in the Federal Arbitration Act, and the parties contemplate substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.
     (c) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.
     14. Attorney’s Fees. In the event of any litigation arising from, or to enforce, this Agreement, including any costs incurred by Employer to secure an injunction (or other equitable remedy) and/or damages, under Sections 7 or 8 hereof, the substantially prevailing party shall be entitled to recovery of all costs and reasonable attorney’s fees incurred and paid by such party.
     15.  Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns of Employer and/or ANB. Employer may assign this Agreement without the consent of Employee, and Employer’s successors and assigns may enforce any and all terms and conditions of this Agreement, including but not limited to the confidentiality, non-competition and non-solicitation provisions contained in this Agreement. This Agreement shall be binding upon Employee’s heirs, estate and personal representative, and Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.
     16. Waiver of Claims. In consideration of the obligations of Employer hereunder, Executive acknowledges that, at the request and election of Employer, as a condition precedent to receiving any severance payments or benefits from Employer otherwise payable hereunder, he will be required to execute and deliver a release whereby he unconditionally releases Employer, its directors, officers, employees, agents and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to the termination of Executive’s employment by Employer for any reason, including but not limited to (a) any claims under federal, state or local laws prohibiting discrimination, including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (b) any claims growing out of any alleged legal restrictions on Employer’s right to terminate Executive’s employment, such as any alleged implied contract of employment or termination contrary to public policy.
     17. Taxes; Withholding. Executive shall be solely responsible for the payment of all income and other taxes in connection with any and all payments received from Employer or made by Employer on Executive’s behalf. All compensation payable pursuant to this Agreement, including without limitation severance compensation and COBRA payments, shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.
     18. Survival. The rights, obligations, agreements and provisions contained in Sections 7 through 18 of this Agreement shall survive the termination of Executive’s employment for any reason and/or the expiration of the Agreement Term.
     19. American Jobs Creation Act of 2004. To the extent the American Jobs Creation Act of 2004, as amended, and the regulations thereunder (collectively, the “Act”) apply to any payment to be made to Executive hereunder, the parties’ intent is that such payment, unless expressly provided otherwise (such as in the case of severance payments) or unless deferred pursuant to the terms of a written deferred compensation plan maintained by Employer or one of its affiliates, will be paid no later than (a) 2 1/2 months after the end of Executive’s first taxable year in which the amount is no longer subject to a “substantial risk of forfeiture” or (b) 2 1/2 months after the end of Executive’s first taxable year in which the amount is no longer subject to a “substantial risk of forfeiture.” The purpose of this provision is reflect the parties’ desire and intent to comply with the Act, to the extent applicable.
     20. Entire Agreement; Waiver. The parties’ intent is that this Agreement shall become effective immediately prior to the consummation of the transactions provided for in the Merger Agreement. Once effective, this Agreement supersedes and cancels any and all prior employment agreements or understandings entered into between Executive, Employer and/or ANB, including without limitation that certain Executive Employment Agreement dated as of February 28, 2005, between Executive and Employer (the “Prior Agreement”). Under the terms of the Prior Agreement, Executive would have been entitled to a change in control payment (“Change in Control Payment”) in connection with the consummation of the transactions provided for in the Merger Agreement if the Prior Agreement had remained in effect. As a material inducement for Employer to enter into this Agreement, Executive acknowledges and agrees that, notwithstanding anything to the contrary in the Prior Agreement or otherwise, he is not entitled to, and he will not claim or seek, any payment(s) from Employer or ANB under or in connection with the Prior Agreement, including without limitation any Change in Control Payment or any related payment, and Executive hereby irrevocably waives and releases any and all rights thereto.
[signature pages follow]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of Employer as of the date first above written.

“Employer”:

Florida Choice Bank

	By:	/s/ John R. Warren

	Name:	John R. Warren

	Its:	President

“Executive”:

/s/ Stephen R. Jeuck	/s/ Robert L. Porter

Witness	Robert L. Porter

/s/ Patricia A. Shurtleff
Witness

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